                                   EXHIBIT 2

                                 INFOPAK, INC.
                                 BALANCE SHEET
                                 JUNE 30, 1995
                                  (Unaudited)

                                      ASSETS
Current assets
   Cash                                                              $    357,961

   Accounts receivable, trade net of allowance
     for doubtful accounts $15,000                                         68,820

   Inventory                                                              116,896
                                                                     ------------

   Total current assets                                                   543,677
                                                                     ------------

Property and equipment, net of
   accumulated depreciation of $135,172                                    96,547
                                                                     ------------

Other Assets
   Start-up costs, net of amortization of $49,741                         124,355

   Deposit                                                                  1,140
                                                                     ------------

Total other assets                                                        125,495
                                                                     ------------

                                                                     $    765,719
                                                                     ============
                     LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities
   Current portion of long-term debt                                 $    175,000

   Accounts payable, accrued expenses and
     other liabilities                                                    133,058

   Royalties payable                                                      201,132
                                                                    -------------

                                                                          509,190
                                                                    -------------

Long term debt, net of current portion                                    467,201
                                                                    -------------

Stockholders' deficiency
   Common stock, $.01 par value,                                           52,061
     40,000,000 shares authorized, 5,206,131
     shares issued and outstanding
   Additional paid-in capital                                             248,650

   Deficit                                                           (    511,383)
                                                                     ------------

                                                                     (    210,672)
                                                                     ------------

Total liabilities and stockholders' deficiency                       $    765,719
                                                                     ============


                      See notes to financial statements.

                                 INFOPAK, INC.
                            STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1995
                                  (Unaudited)




Operating revenue                                                   $     558,590

Cost of goods sold                                                        325,693
                                                                    -------------

Gross profit                                                              232,897
                                                                    -------------

Operating expenses
   Engineering and development                                            124,574

   Marketing                                                               70,588

   General and administration                                             211,908
                                                                    -------------

Total operating expenses                                                  407,070
                                                                    -------------
Loss before interest expense                                          (   174,173)

Interest expense, net                                                       9,723
                                                                    -------------

Net Loss                                                            $ (   183,896)
                                                                    =============




                       See notes to financial statements.

                                 INFOPAK, INC.
                            STATEMENT OF CASH FLOWS
                         SIX MONTHS ENDED JUNE 30, 1995
                                  (Unaudited)

Cash flow from operating activities

   Net loss                                                         $  (  183,896)

   Adjustments to reconcile net loss to net cash
     used in operating activities
       Depreciation and amortization                                       36,047
       Changes in assets and liabilities
         Accounts receivable, trade                                        60,792
         Inventory                                                        143,086
         Accounts payable, accrued expenses                               (39,201)
           and other liabilities
         Royalties payable                                                 22,104
                                                                    -------------
   Net cash provided by operations                                         38,932
                                                                    -------------
Cash flow from investing activities
   Purchase of equipment                                               (    1,321)
                                                                    -------------

   Net cash used in investing activities                               (    1,321)
                                                                    -------------
Cash flow from financing activities
   Reduction of long-term debt                                         (    3,743)

   Sale of common stock                                                   250,000
                                                                     ------------

   Net cash provided by financing activities                              246,257
                                                                     ------------

Net increase in cash                                                      283,868

Cash, beginning of period                                           $      74,093
                                                                    -------------

Cash, end of period                                                 $     357,961
                                                                     ============

Supplemental disclosure of cash flows information

   Cash paid during the period for
       Interest                          $       -
                                          ================
       Income taxes                      $       -
                                          ================



                       See notes to financial statements.

                                 INFOPAK, INC.
                         NOTES TO FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 1995
                                  (Unaudited)


Note 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Basis of presentation of interim financial statements

         In the opinion of management, the interim financials statements reflect all adjustments of a normal recurring nature necessary for a fair statement of the results for the six months ended June 30, 1995. The current period results of operations are not necessarily indicative of results which ultimately will be reported for year ending December 31, 1995.

         Line of business

         The Company is in the business of manufacturing and marketing hardware and software information and recordable microchip and audio playback systems and method products and programs.

         Property and equipment and depreciation

         Property and equipment are stated at cost. Depreciation is computed using the straight line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

                 Machinery and equipment             3  -   5 years
                 Furniture and fixtures              3  -   5 years
                 Development costs                          5 years

         Expenditures for replacements and betterments are capitalized, while repairs and maintenance are charged to expense as incurred.

         Start-up costs amortization

         Start-up costs are amortized on the straight line method over seven years that commenced in 1993.

         Income taxes

         The Company elected in 1993, by unanimous consent of the shareholders, to be taxed as an S-corporation under the provisions of the Internal Revenue Code. Under such provision, the Company does not pay federal or state corporate income taxes on its taxable income. Therefore, no provisions for federal or state income taxes have been made. Each individual shareholder is to report his respective share of the Company's taxable income, to the extent allowable, on his federal and state income tax returns.

         Effective June 1, 1995, the Company, as a result of a sale of common stock to a foreign shareholder was no longer eligible to be taxed as a S-corporation, accordingly, from that date, the Company will be taxed as a C-corporation.

Note 2.    INVENTORY

         Inventory consists of finished goods.

                                 INFOPAK, INC.
                         NOTES TO FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 1995
                                  (Unaudited)

Note 3.    PROPERTY, EQUIPMENT AND DEVELOPMENT COSTS

         Property, equipment and development costs consist of the following:

                                                                         Accumulated            Net Book
                                                         Cost            Depreciation             Value
                                                         ----            ------------             -----
         Machinery                                  $    22,804          $    13,320           $    9,484
         Furniture and fixtures                           1,994                1,894                  100
         Software development                             8,913                5,079                3,833
         Hardware development                           198,009              114,879               83,130
                                                      ---------            ---------             --------
                                                    $   231,719          $   135,172           $   96,547
                                                      =========             ========             ========

Note 4.    START-UP COSTS

         Start-up costs consist of expenses incurred for developing the Company's
            initial product patents, copyrights and manufacturing processes.                          $  174,096
                                                                                                          49,471
         Accumulated amortization                                                                        124,355
                                                                                                      ----------
                                                                                                      $  133,888
                                                                                                       =========
Note 5.    LONG-TERM DEBT
         Long-term debt consists of the following:

         Notes payable, unsecured, with monthly payments including
         interest at 8%, commencing when the Company
         becomes profitable on a tax basis.                                                           $  281,434

         Loan payable, unsecured, due on demand,
         non-interest bearing.                                                                           175,000

         Loans payable, employees, unsecured, with
         monthly payments including interest at 6%,
         commencing when the Company becomes
         profitable on a tax basis.                                                                      185,767
                                                                                                        --------

                                                                                                         642,201

         Current maturities                                                                              175,000
                                                                                                        --------

                                                                                                      $  467,201
                                                                                                        ========

         Future maturities of long-term debt are as follows:

                          Year Ending June 30,
                          --------------------
                          1995                                      $  175,000
                          Thereafter                                   467,201
                                                                       -------
                                                                    $  642,201
                                                                       =======

                                 INFOPAK, INC.
                         NOTES TO FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 1995
                                  (Unaudited)


Note 6.    COMMON STOCK

         On June 1, 1995, the Company sold 135,000 shares for $250,000 to a foreign investor.

Note 7.    COMMITMENTS AND CONTINGENCIES

         Lease

         The Company has a month-to-month, non-capitalized operating lease for its premises.

         Royalty Agreement

         The Company has a royalty agreement with certain officers of the Company. This agreement is to pay a royalty for sales of manufactured product. The royalty accrues and will be paid when the Company becomes profitable on a tax basis. There were no royalties paid during 1995.

         Bonus plans

         The Company entered into a bonus plan in 1993 to pay management and employees a percentage of the net profit on a cash (tax) basis. As of June 30, 1995, there have been no bonuses paid.

Note 8.    SUBSEQUENT EVENTS

         On September 12, 1995, the shareholders of the Company exchanged all of their outstanding stock for shares in Dimensional Visions Group, Ltd. Certain liabilities were excluded from the merger transaction and were cancelled by the Company as follows:

                 Commissions payable                 $  31,924
                 Royalties payable                     210,132
                 Loans payable, employees              151,884
                                                       -------
                                                     $ 384,940
                                                       =======

         In addition, notes payable and accrued interest due to certain shareholders of InfoPak, Inc. were cancelled and Dimensional Visions Group, Ltd. issued 34,681 shares of its stock in exchange for the cancellation of the obligations of $514,968.

                                   EXHIBIT 3

               DIMENSIONAL VISIONS GROUP, LTD. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                JUNE 30, 1995
                                 (Unaudited)

The pro forma consolidated balance sheet is presented to show the financial position of Dimensional Visions Group, Ltd. (Company) as if the acquisition of InfoPak, Inc. had occurred on June 30, 1995, and the pro forma consolidated statement of operations as if the acquisition of InfoPak, Inc. had occurred on July 1, 1994, using the assumptions and adjustments described in the accompanying notes.

These pro forma consolidated financial statements have been prepared for comparative purposes only, and do not purport to indicate what necessarily would have occurred had the acquisition been completed since inception, or what results may be in the future. The pro forma consolidated financial statements should be read in conjunction with the historical financial statements and notes, as presented in the 1995 Annual Form 10-KSB/A for the year ended June 30, 1995.

On September 12, 1995, the Company acquired all of the outstanding capital stock of InfoPak, Inc., pursuant to a merger agreement dated September 6, 1995. The Company issued 500,000 shares of Series P Convertible Preferred Stock valued at $2,750,000 and the issuance of an additional 34,681 shares of Series P Convertible Preferred Stock relating to the cancellation of Notes and accrued interest of InfoPak, Inc. and 17,500 shares of Series P Convertible Preferred Stock relating to certain employees and a consultant of InfoPak, Inc.

               DIMENSIONAL VISIONS GROUP, LTD. AND SUBSIDIARIES
                     PRO FORMA CONSOLIDATED BALANCE SHEET
                                JUNE 30, 1995
                                 (Unaudited)



                                                              ASSETS

                                                                             Pro Forma
                                                         Historical         Adjustments         Pro Forma
                                                         ----------         -----------         ---------
Current assets
  Cash and cash equivalents                             $    227,972         $   275,632(1)    $    503,604
  Receivables
    Trade                                                     18,690               8,867(1)          27,557
    Employee                                                   -                  44,078(1)          44,078
  Inventory                                                   26,453             114,383(1)         140,836
  Prepaid suppliers and expenses                              43,361                 -               43,361
                                                        ------------         -----------       ------------
  Total current assets                                       316,476             442,960            759,436
                                                        ------------         -----------       ------------
Equipment and leasehold improvements, net                     81,363              42,804(1)         124,167
                                                        ------------         -----------       ------------
Other Assets
  Patent rights and other assets                              53,398              96,250(2)
                                                                                   1,140(1)         150,788
  Goodwill                                                                     2,380,356(1)
                                                                                 190,746(3)
                                                                 -                36,866(4)       2,607,968
                                                        ------------         -----------       ------------
                                                              53,398           2,705,358          2,758,756
                                                        ------------         -----------       ------------
Total assets                                            $    451,237         $ 3,191,122       $  3,642,359
                                                        ============         ===========       ============

                                         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities
  Notes payable
    Employees                                           $      -             $    73,729(1)     $    73,729
    Other                                                     50,000               -                 50,000
  Accounts payable, accrued expenses and                                          36,866(4)
   other liabilities                                         404,489              43,531(1)         484,886
                                                        ------------         -----------       ------------
  Total Current Liabilities                                  454,489             154,126            608,615
                                                        ------------         -----------       ------------
Long term debt
  Secured notes                                            1,837,000               -              1,837,000
  Accrued interest payable                                   210,741               -                210,741
                                                        ------------         -----------       ------------
                                                           2,047,741               -              2,047,741
                                                        ------------         -----------       ------------
Stockholders' equity (deficiency)
  Preferred stock                                            772,500          10,000,000(1)
                                                                                 350,000
                                                                                 693,620         11,816,120
  Common stock                                                16,936               -                 16,936
  Additional paid-in capital                              11,881,927          (7,250,000)(1)
                                                                                (253,750)(2)
                                                                                (502,874)(3)      3,875,303
  Deficit                                                (14,722,356)             -             (14,722,356)
                                                        ------------         -----------       ------------
  Total stockholders' equity (deficiency)                ( 2,050,993)          3,036,996            986,003
                                                        ------------         -----------       ------------
Total liabilities and stockholders equity (deficiency)  $    451,237         $ 3,191,122       $  3,642,359
                                                        ============         ===========       ============

     The accompanying notes to pro forma consolidated financial statements are an integral part of this statement.

               DIMENSIONAL VISIONS GROUP, LTD. AND SUBSIDIARIES
             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                JUNE 30, 1995
                                 (Unaudited)



(1) Represents the acquisition of the net assets of InfoPak, Inc. on September 12, 1995, the issuance of 500,000 shares of Series P Convertible Preferred Stock and the recording of Goodwill resulting from the excess purchase price over the value of the net assets acquired.

(2) Represents the issuance of 17,500 shares of Series P Convertible Preferred Stock in connection with employment and consulting contract signing bonuses to certain employees and a consultant to InfoPak, Inc.

(3) Represents the issuance of 34,681 shares of Series P Convertible Preferred Stock in connection with the cancellation of debt and related accrued interest due to certain shareholders of InfoPak, Inc.

(4) Represents legal fees in connection with the merger agreement dated September 6, 1995.

(5) Represents the elimination of royalty fees and interest expense which would not be incurred by the Company to operate InfoPak, Inc.

(6) Represents the amortization of the deferred compensation expense (signing bonuses) over the three year term of the employment contracts, and two year term of the consulting contract.

(7)   Represents amortization of Goodwill over a period of five years.

(8) Represents the pro forma results of operations of InfoPak, Inc. for 12 monthly periods from July 1, 1994 through June 30, 1995.